Exhibit 99.1

FDCTech appoints Charles R. Provini as the new independent Director

Charles Provini has stellar leadership and governance experience spanning several decades, starting from United States Naval Academy to the private sector. He brings deep insights into asset management, investment banking, advisory services, and technology. He is a frequent speaker at financial seminars and has appeared on several mainstream media outlets discussing financial markets and, more recently, the solar industry.

Irvine, CA: July 08, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fully integrated financial technology company with a full suite of digital financial services solutions, today announced the Board of Directors of the Company increased the size of its Board from four to five directors and appointed Charles R. Provini, age 74, to the vacancy. Mr. Provini is considered independent under NYSE and NASDAQ listing standards. Accordingly, the Company will compensate Mr. Provini for his services on the Board in cash and stock-based equity. The Company has three non-executive directors – Warwick Kerridge, Chairman, Jonathan Baumgart, Director, and Charles R. Provini, Director. The two executive directors are Mitchell Eaglstein, Co-Founder, CEO, and Imran Firoz, Co-Founder, CFO.

“I am humbled to be invited to be part of such a fintech-driven entrepreneurial spirit and experienced management group. I am also eager to play an active role in continuing the growth and profitability of FDCTech, Inc.,” said Charles R. Provini, newly appointed Director of the Company.

Mr. Provini has been the Chairman, CEO, and President of Natcore Technology Inc. since May 2009, a research and development company protected by 65 patents granted or pending. From November 1997 to October 2000, he was the President of Ladenburg Thalmann Asset Management and a Director of Ladenburg Thalmann, Inc., one of the oldest members of the New York Stock Exchange. He served as President of Laidlaw Asset Management and Chairman and Chief Investment Officer of Howe & Rusling, Laidlaw’s Portfolio Management Advisory Group, from November 1995 to September 1997. Mr. Provini served as President of Rodman & Renshaw’s Advisory Services from February 1994 to August 1995. He was the President of LaSalle Street Corporation, a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, from January 1983 to April 1985. Mr. Provini has been a leadership instructor at the U.S. Naval Academy, Chairman of the U.S. Naval Academy’s Honor Board, and is a former Marine Corp. officer. Mr. Provini holds an undergraduate Engineering degree from the U.S. Naval Academy in Annapolis, Maryland, and a post-graduate degree from the University of Oklahoma.

“We are very honored and happy to welcome Mr. Provini to the Board of Directors. As a proven leader in his illustrious career, Mr. Provini has in-depth knowledge of providing oversight and governance to our Company. As we continue to execute our fintech-driven acquisition strategy, we look to work closely with Mr. Provini, who will oversee our strategic initiatives, audit, and risk management,” said Mitchell Eaglstein, Co-Founder and CEO of the Company.

For additional information, visit our SEC filings or Company’s website for more information on the full results and management’s plan.

About Genesis Financial, Inc., a subsidiary of the Company

Genesis is a fintech-powered wealth management company offering financial services through two Australian-regulated entities in wealth management, credit license, and tax and accounting advisory services.

FDCTech, Inc.

FDCTech, Inc. (“FDC”), formerly known as Forex Development Corporation, a fully integrated financial technology company, develops and delivers a full suite of technology infrastructure solutions to FX, Crypto, Wealth Management, and other future-proof financial sectors.

Press Release Disclaimer

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and statements in this press release or any related damages.

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FDCTech, Inc.

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www.fdctech.com

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Irvine, CA, 92618